UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 15, 2010

Date of Report (Date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 15, 2010, Solta Medical, Inc. (the “Company”) entered into the Fourth Amendment (the “Amendment”) to its Loan and Security Agreement with Silicon Valley Bank dated as of March 9, 2009, as amended from time to time (the “Loan and Security Agreement”). The Amendment authorized the Company to consummate the Merger (as defined below) with CLRS Technology Corporation (“CLRS”). Other terms of the Loan and Security Agreement remain unchanged.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Amendment, which is filed hereto as Exhibit 1.1.

Item 8.01.	Other Events.

On October 15, 2010, pursuant to the terms of the Agreement and Plan of Merger dated as of October 15, 2010, by and among the Company, Solta Temp, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), CLRS and Richard Clement, as Representative, Merger Sub was merged with and into CLRS and, as a result, CLRS continues as a surviving corporation and is a wholly owned subsidiary of the Company (the “Merger”). The Company acquired all outstanding shares of capital stock of CLRS for an aggregate merger consideration consisting of the payment of approximately $1.1 million of debt at the closing of the Merger and potential future payments based on CLRS revenue and operating income through the end of 2011.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Fourth Amendment to the Loan and Security Agreement dated as of October 15, 2010 by and between Solta Medical, Inc. and Silicon Valley Bank.

99.1	Press Release dated October 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: October 21, 2010	By:	/S/ JOHN F. GLENN
	Name:	John F. Glenn
	Title:	Chief Financial Officer